EXHIBIT 99.1


Contact:    Robert Volland
            Air & Water Technologies Corporation
            (781) 246-5200



   PUERTO RICO AQUEDUCT & SEWER AUTHORITY EXTENDS CONTRACT WITH
          GENERALE DES EAUX AND AIR & WATER TECHNOLOGIES


NEW YORK, New York (September 16, 1998) Generale des Eaux (a Vivendi subsidiary) and Air & Water Technologies (AMEX: AWT) announce the extension of the contract with the Puerto Rico Aqueduct & Sewer Authority (PRASA) for the three year period which began September 1, 1998. Under the new contract, revenues will reach approximately $125 million per year with an increased scope.

The PRASA system serves the 3.6 million residents of Puerto Rico. Generale des Eaux and Air & Water Technologies expressed extreme pleasure at the confidence PRASA has expressed by this extension of the contract which has been managed by Vivendi affiliates for the last three years.

Generale des Eaux (a Vivendi subsidiary) is the world's largest water company, serving water related services to over 73 million people worldwide. AWT, an affiliate of Vivendi provides a comprehensive range of services and technologies for the operation, maintenance and management of water and wastewater systems; engineering, design, and construction of water and wastewater facilities and the remediation of contaminated soil.